Exhibit 3.14

MONT ROYAL, L.L.C.

A Delaware Limited Liability Company

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of November 18, 1998

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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TABLE OF CONTENTS (continued)

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LIMITED LIABILITY COMPANY AGREEMENT

OF

MONT ROYAL, L.L.C.

A Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT of MONT ROYAL, L.L.C., dated and effective as of November 18, 1998, is adopted, executed and entered into by the Members.

WHEREAS, the Members have caused MONT ROYAL, L.L.C. to be formed on the date shown above as a limited liability company under the Act and, as required thereunder, do hereby adopt this Agreement as the Limited Liability Company Agreement of the Company;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein made and intending to be legally bound, the Members hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act, Title 6, §§18-101, et seq., and any successor statute, as amended from time to time.

“Affiliate” of, or a Person “Affiliated” with, a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Person specified.

“Agreement” means this Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as the context requires.

“Book Value” means with respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)—(g); provided that the Book Value of any asset contributed to the Company shall be equal to the Fair Market Value of the contributed asset on the date of contribution.

“Capital Contribution” means the aggregate contributions made by a Member to the Company pursuant to Article III as of the date in question, as shown opposite such Member’s name on Schedule A, as the same may be amended from time to time, net of any liabilities assumed by the

Company from such Member in connection with such contribution and net of any liabilities to which assets contributed by such Member are subject.

“Certificate” means the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Company” means the Delaware limited liability company formed pursuant to the Certificate and this Agreement, as such limited liability company may be constituted from time to time, and including its successors.

“Company Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

“Distribution” means a distribution made by the Company to a Holder, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any Units or Unit Equivalents, (b) any recapitalization or exchange of securities of the Company, (c) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (d) any fees or remuneration paid to any Holder in such Holder’s capacity as an employee, officer, consultant or other provider of services to the Company.

“Economic Interest” means a Member’s or Economic Owner’s share of the Company’s net profits, net losses and distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members, or any right to receive information concerning the business and affairs of the Company, in each case to the extent provided for herein or otherwise required by the Act.

“Economic Owner” means any owner of an Economic Interest who is not a Member. No owner of an Economic Interest which is not a Member shall be deemed a “member” (as that term is used in the Act) of the Company.

“Fair Market Value” at any time means the fair market value of the asset in question, as determined in the good faith judgment of the Board.

“Fiscal Year” of the Company means the calendar year.

“Holder” means, as applicable, a holder of one or more Units or Unit Equivalents and/or the Economic Interests represented thereby as reflected on the company’s books and records.

“Incapacity” or “Incapacitated” means (a) with respect to a natural person, the bankruptcy, death, incompetency or insanity of such individual and (b) with respect to any other Person, the bankruptcy, liquidation, dissolution or termination of such Person.

“Indirect Member” means any Person who holds a Membership Interest indirectly through one or more entities which are flow-through entities for federal income tax purposes (such as a partnership, a limited liability company, or a similar entity).

“Losses” means items of Company loss and deduction determined according to Section 4.2.

“Majority in Interest” means Members owing more than 50% of the outstanding Membership Interests.

“Member” means each Person identified on Schedule A hereto as of the date hereof who has executed this Agreement or a counterpart hereof and each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act, in each case so long as such Person is shown on the Company’s books and records as the owner of one or more Units. The Members shall constitute the “members” (as that term is defined in the Act) of the Company. Except as expressly provided herein, the Members shall constitute a single class or group of members of the Company for all purposes of the Act and this Agreement. The Company may have only one (1) Member.

“Membership Interest” means a Member’s interest in the Company, including such Member’s Economic Interest and the right, if any, to participate in the management of the business and affairs of the Company, including the right, if any, to vote on, consent to or otherwise participate in any decision or action of or by the Members and the right to receive information concerning the business and affairs of the Company, in each case to the extent expressly provided in this Agreement or otherwise required by the Act.

“Member Minimum Gain” has the meaning set forth for “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i).

“Member Nonrecourse Deductions” has the meaning set forth for “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i).

“Officer” means each Person designated as an officer of the Company pursuant to Section 6.7 for so long as such Person remains an officer pursuant to the provisions of Section 6.7.

“Original Cost” of each Unit shall be equal to the amount originally paid for such Unit when it was issued by the Company. The Original Cost shall be adjusted equitably in the event of a Unit dividend, Unit split, reverse Unit split, combination of the Units or other similar events effecting the Units

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Pro Rata Share” means with respect to each Unit, such Unit’s pro rata share of the Total Equity Value based on the Economic Interest represented by such Unit, and with respect to each Holder, such Holder’s pro rata share of Total Equity Value based on the Economic Interest represented by all Units owned by such Holder, in each case as determined in good faith by the Board.

“Profits” means items of Company income and gain determined according to Section 4.2.

“Taxable Year” means the Company’s taxable year ending December 31 (or part thereof, in the case of the Company’s last taxable year), or such other year as is (i) required by Section 706 of the Code or (ii) determined by the Board.

“Total Equity Value” means the total net pre-tax proceeds which would be received by the holders of Economic Interests if the assets of the Company as a going concern were sold in an orderly transaction designed to maximize such proceeds, and the proceeds of such sale were then distributed in accordance with Section 11.2, as determined in good faith by the Board with due regard to the value implied by any transaction giving rise to the need for a determination of Total Equity Value.

“Unit” means an Economic Interest in the Company representing a fractional part of the entire Economic Interest in the Company.

“Unit Equivalents” means (without duplication with any Units or other Unit Equivalents) rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Units or securities exercisable for or convertible or exchangeable into Units, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Unreturned Capital” means, with respect to any Unit an amount equal to the excess, if any, of (a) the aggregate amount of Capital Contributions made in exchange for or on account of such Unit, over (b) the aggregate amount of prior Distributions made by the Company that constitute a return of the Capital Contributions therefor pursuant to Section 5.2(b) or Section 5.2(c).

1.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter and the singular number includes the plural number and vice versa. All references to Articles and Sections refer to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is made a part hereof for all purposes.

1.3 Including. Reference in this Agreement to “including,” “includes” and “include” shall be deemed to be followed by “without limitation.”

ARTICLE II.

ORGANIZATION

2.1 Formation. The Company has been organized as a Delaware limited liability company by the execution and filing of the Certificate by an authorized person (within the meaning of the Act) under and pursuant to the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2 Name. The name of the Company shall be “Mont Royal, L.L.C.” The Board in its sole discretion may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all Members. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Board.

2.3 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Board may designate from time to time.

2.4 Purposes. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

2.5 Powers of the Company. Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.4, including, without limitation, the power:

(a) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(c) to enter into, perform and carry out contracts of any kind, including contracts with any Member or any Affiliate thereof, or any agent of the Company necessary to. in connection with, convenient to or incidental to the accomplishment of the purpose of the Company;

(d) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby) or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(e) to lend money for any proper purpose, to invest and reinvest its funds and to take and hold real and personal property for the payment of fluids so loaned or invested;

(f) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(g) to appoint employees and agents of the Company and define their duties and fix their compensation;

(h) to indemnify any Person in accordance with the Act and to obtain any and all types of insurance;

(i) to cease its activities and cancel its Certificate;

(j) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

(k) to borrow money and issue evidences of indebtedness and guaranty indebtedness (whether of the Company or any of its subsidiaries), and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

(l) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

(m) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

2.6 Foreign Qualification. The Board shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business to the extent, in the reasonable judgment of the Board, Such qualification or registration is necessary or advisable for the protection of the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Board may and, at the request of the Board or any Officer, each Member shall, execute, acknowledge, swear to and deliver any or all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.7 Term. The term of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of Delaware and shall continue in existence until dissolution as determined under Section 11.1.

2.8 No State-Law Partnership. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member, Economic Owner or Officer shall be a partner or joint venturer of any other Member, Economic Owner or Officer, for any purposes, including, without limitation, federal and, if applicable, state tax purposes, and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

2.9 Reimbursement of Expenses. The Company shall pay all reasonable out-of-pocket fees and expenses incurred by or on behalf of the Board and the Members in connection with the formation of the Company.

ARTICLE III.

MEMBERSHIP; CAPITAL CONTRIBUTIONS; ADDITIONAL INTERESTS

3.1 Members.

(a) Names etc. Subject to the following sentence, the names, residence, business or mailing addresses, Capital Contributions and the type and number of Units of each Member are set forth on Schedule A, as such Schedule shall be amended from time to time in accordance with the terms of this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time. Each Person listed on Schedule A, upon (i) his or its execution of this Agreement or counterpart thereto and (ii) receipt (or deemed receipt) by the Company of such Person’s Capital Contribution as set forth on Schedule A, is hereby admitted to the Company as a Member of the Company.

(b) Loans by Members. No Member, as such, shall be required to lend any funds to the Company or to make any additional contribution of capital to the Company, except as otherwise required by applicable law or by this Agreement Any Member may, with the approval of the Board, make loans to the Company, and any loan by a Member to the Company shall not be considered to be a Capital Contribution.

(c) Representations and Warranties of Members. Each Member hereby represents and warrants to the Company and acknowledges that: (i) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto; (ii) such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time; (iii) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (iv) the interests in the Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws and the provisions of this Agreement have been complied with; (v) the execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound, (vi) the determination of such Member to purchase interests in the Company has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its subsidiaries which may have been made or given by any other Member or by any agent or employee of any other Member and (vii) this

Agreement is valid, binding and enforceable against such Member in accordance with its terms.

3.2 No Liability of Members.

(a) No Liability. Except as otherwise required by applicable law and as expressly set forth in this Agreement, no Member shall have any personal liability whatever in such Member’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Each Member shall be liable only to make such Member’s Capital Contribution to the Company and the other payments provided expressly herein.

(b) Distribution. In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no distribution to any Member pursuant to Article V hereof shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

3.3 Initial Capital Contributions. Each Member shall make a Capital Contribution to the Company in cash or assets or evidence of indebtedness in the amount set forth opposite such Member’s name on Schedule A hereto. Upon receipt of the Capital Contribution set forth opposite such Member’s name on Schedule A, each Member shall be deemed to own the number and type of Units set forth opposite such Member’s name on Schedule A.

3.4 Issuance of Additional Interests; Additional Members.

(a) Additional Interests. Subject to Section 3.4(c) and this Section 3.4(a), the Board shall have the right to cause the Company to issue or sell to any Person (including Members and Affiliates of Members) any of the following (which for purposes of this Agreement shall be “Additional Interests”): (i) additional Membership Interests or other interests in the Company (including new classes or series thereof having different rights); (ii) obligations, evidences of indebtedness or other securities or interests convertible into or exchangeable for Membership Interests or other interests in the Company; and (iii) warrants, options or other rights to purchase or otherwise acquire Membership Interests or other interests in the Company. The Board shall determine the terms and conditions governing the issuance of such Additional Interests, including the number and designation of such

Additional Interests, the preference (with respect to distributions, in liquidation or otherwise) over any other Membership Interests and any required contributions in connection therewith.

(b) Additional Members and Interests. In order for a Person to be admitted as a Member of the Company with respect to an Additional Interest: (i) such Person shall have delivered to the Company a written undertaking to be bound by the terms and conditions of this Agreement and shall have delivered such documents and instruments as the Board determines to be necessary or appropriate in connection with the issuance of such Additional Interest to such Person or to effect such Person’s admission as a Member; and (ii) the Board shall amend Schedule A without the further vote, act or consent of any other Person to reflect such new Person as a Member. Upon the amendment of Schedule A, such Person shall be deemed to have been admitted as a Member and shall be listed as such on the books and records of the Company and thereupon shall be issued his or its Membership Interest, If an Additional Interest is issued to an existing Member, the Board or the Secretary of the Company shall amend Schedule A without the further vote, act or consent or any other Person to reflect the issuance of such Additional Interest and, upon the amendment of such Schedule A, such Member shall be issued his or its Additional Interest, including any Economic Interest that corresponds to and is part of such Additional Interest.

3.5 Certification of Units. The Company may in its discretion issue certificates to the Holders representing the Economic Interest held by such Holder.

ARTICLE IV.

CAPITAL ACCOUNTS

4.1 Establishment and Determination of Capitol Accounts. A capital account (“Capital Account”) shall be established for each Member on the books of the Company initially reflecting an amount equal to such Member’s initial Capital Contribution pursuant to Section 3.3. Each Member’s Capital Account shall be (a) increased by any additional Capital Contributions made by such Member pursuant to the terms of this Agreement and such Member’s share of Profits and any other items of income and gain allocated to such Member pursuant to Article V, (b) decreased by such Member’s share of Loss and any other deduction allocated to such Member pursuant to Article V and any distributions to such Member of cash or the Fair Market Value of any other property (net of liabilities assumed by such Member and liabilities to which such property is subject) distributed to such Member and (c) adjusted as otherwise required by the Code and the regulations thereunder, including but not limited to, the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Any references in this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be increased or decreased from time to time as set forth above.

4.2 Computation of Amounts. For purposes of computing the amount of any item of Company income, gain, loss or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), provided that:

(i) The computation of all items of income, gain, loss and deduction shall include tax-exempt income and those items described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii) If the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii) Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(vi) To the extent that the Company distributes any asset in kind to the Members, such asset shall be treated as if it were first sold for an amount equal to its Fair Market Value, and any resulting Profit or Loss shall be allocated to the Members pursuant to Article V.

4.3 Negative Capital Accounts. No Member shall be required to pay to the Company or any other Member any deficit or negative balance which may exist from time to time in such Member’s Capital Account.

4.4 Company Capital. No Member shall be paid interest on any Capital Contribution to the Company or on such Member’s Capital Account, and no Member shall have any right (a) to demand the return of such Member’s Capital Contribution or any other distribution from the Company (whether upon resignation, withdrawal or otherwise), except upon dissolution of the Company pursuant to Article XI hereof, or (b) to cause a partition of the Company’s assets.

ARTICLE V.

DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES

5.1 Generally. Subject to the provisions of Section 18-607 of the Act, Section 5.2 and Section 5.4, the Board shall have sole discretion regarding the amounts and timing of distributions to Members, in each case subject to the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company which shall include the payment or the making of provision for the payment when due of the Company’s obligations, including the payment of any management or administrative fees and expenses or any other obligations.

5.2 Allocation of Profits and Losses. For each Fiscal Year of the Company, after adjusting each Member’s Capital Account for all Capital Contributions and distributions during such Fiscal Year and all special allocations pursuant to Section 5.3 with respect to such Fiscal Year, all Profits and Losses (other than Profits and Losses specially allocated pursuant to Section 5.3) shall be allocated to the Members’ Capital Accounts in a manner such that, as of the end of such Fiscal Year, the Capital Account of each Member (which may be either a positive or negative balance) shall be equal to (a) the amount which would be distributed to such Member, determined as if the Company were to liquidate all of its assets for the Book Value thereof and distribute the proceeds thereof pursuant to Section 11.2 hereof, minus (b) the sum of (i) such Member’s share of Company Minimum Gain (as determined according to Treasury Regulation Sections 1.704-2(d) and (g)(3)) and Member Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(i)) and (ii) the amount, if any, which such Member is obligated to contribute to the capital of the Company as of the last day of such Fiscal Year.

5.3 Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.2:

(i) If there is a net decrease in Company Minimum Gain during any Taxable Year, each Member shall be specially allocated items of taxable income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This paragraph is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain during any Taxable Year, each Member that has a share of such Member Minimum Gain shall be specially allocated items of taxable income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Member’s share of the net decrease in Member Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of taxable income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the adjusted capital account deficit (determined according to Treasury Regulation Section 1.704-1(b)(2)(ii)(d)) created by such adjustments, allocations or distributions as quickly as possible. This paragraph is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) The allocations set forth in paragraphs (a), (b) and (c) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Members so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and tire Regulatory Allocations (including Regulatory Allocations that, although not yet made, are expected to be made in the future) to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

5.4 Tax Distributions.

(i) Notwithstanding Section 5.1 above, so long as the Board has not determined in good faith that such distribution would be prohibited or create a default or event of default under the Act or any agreement to which the Company is subject, then, to the extent of available cash (as determined by the Board) (i) at least fifteen business days before each date prescribed by the Code for calendar year corporations to pay quarterly installments of estimated tax, the Company shall distribute to the Members an amount of cash equal to the excess of (x) the Quarterly Estimated Tax Amount for the quarter of the Taxable Year with respect to which such distribution is being made over (y) the amount of Distributions (if any) previously made during such quarter, (ii) if the aggregate amount of such distributions with respect to any Taxable Year is less than the Company’s Tax Amount for such Taxable Year, the Company shall distribute an amount of cash equal to the balance of such Tax Amount (“Shortfall Distributions”); and (iii) the Company shall use its reasonable best efforts to make such Shortfall Distributions at, on or before the date prescribed by the Code (without extensions) for calendar year corporations to file federal income tax returns. If the aggregate amount of such distributions under this Section 5.4 with respect to any Taxable Year exceeds the Company’s Tax Amount for such Taxable Year, the Company’s obligations to make future distributions to Members pursuant to this Section 5.4 shall be reduced by the amount of such excess until such excess has been fully deducted from such distributions.

(ii) The Company’s “Tax Amount” for a Taxable Year shall be the federal, state, and local income taxes which would be payable by the Company if the Company were taxed for such Taxable Year at 38% (which tax rate may be changed by the Board) on the Company’s taxable income for the Taxable Year (computed as if the Company had elected to carry forward all loss and credit carryovers, taking into account the character of any loss and credit carry forward as a capital or ordinary loss). The amounts in respect of tax withholding on payments to or from the Company for which Members (or owners directly or indirectly of such Members) are credited under applicable tax law shall be credited against payments of the Tax Amount to such Members. The Company’s Tax Amount shall be determined initially by the Board on the basis of figures set forth on IRS Form 1065 filed by the Company and the similar state or local forms filed by the Company but shall be subject to subsequent adjustment pursuant to audit, litigation, settlement, amended return, or the like.

(iii) The Company’s “Estimated Tax Amount” for a Taxable Year (or fiscal period) shall be the Company’s Tax Amount for such Taxable Year (or fiscal period) as estimated from time to time by the Board. In making such estimate, the Board shall take into account amounts shown on IRS Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and other adjustments as in the reasonable business judgment of the Board are necessary or appropriate to reflect the estimated operations of the Company for the Taxable Year (or fiscal period). The Company’s “Quarterly Estimated Tax Amount” for any quarter of a Taxable Year shall be the excess of (x) the product of (I)  1/4 in the case of the first quarter of the Taxable Year,  1/2 in the case of the second quarter of the Taxable Year,  3/4 in the case of the third quarter of the Taxable Year and 1 in the case of the fourth quarter of the Taxable Year and (II) the Company’s Estimated Tax Amount for such Taxable Year over (y) all prior distributions of Quarterly Estimated Tax Amounts for such Taxable Year.

5.5 Tax Allocations; Code Section 704(c).

(i) The income, gains, losses, deductions and expenses of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and expenses among the Members for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Members for tax purposes to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(ii) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, deduction and expense with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Market Value at the time of contribution. The Company shall elect to use the remedial allocation method under Treasury Regulation Section 1.704-3(d) with respect to such contributed property.

(iii) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as provided in the definition of Book Value, subsequent allocations of items of taxable income, gain, loss, deduction and expense with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(iv) Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(v) Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intent of this Agreement Allocations pursuant to this Section 5.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profits, losses, other items or distributions pursuant to any provisions of this Agreement.

ARTICLE VI.

MANAGEMENT

6.1 Management by the Board of Managers. Except for cases in which the approval of the Members is expressly required by this Agreement or by nonwaivable provisions of applicable law, and subject to the provisions of Section 6.2, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a board of managers (the “Board”).

6.2 Actions by the Board; Delegation of Authority and Duties.

(a) In managing the business and affairs of the Company and exercising its powers, the Board may act through meetings and written consents pursuant to Sections 6.4 and 6.6 and through any Officer of the Company to whom authority and duties have been delegated pursuant to Section 6.7.

(b) Any Person dealing with the Company, other than a Member, may rely on the authority of any Officer in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

6.3 Board Composition.

(a) The Board shall initially consist of one (1) manager (the “Manager”).

(b) Removal. The removal from the Board (with or without cause) of any Manager shall be at the written request of the Members.

(c) Vacancy. In the event that any Manager ceases to serve as a member of the Board during such representative’s term of office, the resulting vacancy on the Board shall be filled by a Majority in Interest of the Members.

6.4 Meeting of and Voting by the Board.

(a) A majority of the total number of the members of the Board fixed by, or in the manner provided in. this Agreement, shall constitute a quorum for the transaction of business of the Board, and, except as otherwise provided elsewhere in this Agreement, the act of a majority of the Managers present at a meeting of the Board at which a quorum is present shall be the act of the Board. Each Manager shall have one (1) vote on all matters. A Manager who is present at a meeting of the Board at which action on any matter is taken shall be presumed to have assented to the action unless its dissent shall be entered in the minutes of the meeting or unless such Manager shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

(b) Meetings of the Board shall be held at such times and places as a majority of the managers shall determine.

6.5 Committees. The Board may, by resolution approved by a majority of the whole Board, form one or more committees, each committee to consist of one or more Managers. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all of the powers and authority of the Board. At every meeting of any such committee, the presence of a majority of all the representatives thereof shall constitute a quorum, and the affirmative vote of a majority of the representatives present shall be necessary for the adoption of any resolution. The Board may dissolve any committee at any time.

6.6 Action by Written Consent or Telephone Conference. Any action permitted or required by the Act, the Certificate or this Agreement to be taken at a meeting of the Board or any committee of the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the Managers or members of such committee, as the case may be. Such consent shall have the same force and effect as a unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board or any such committee, as the case may be. Subject to the requirements of the Act, the Certificate or this Agreement for notice of meetings, the Managers or members of any committee of the Board may participate in and hold a meeting of the Board or any committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

6.7 Officers.

(a) Officers of the Company may be elected by the Board and may consist of a president, one or more vice-presidents, a treasurer, a secretary, and such other officers and assistant officers as may be deemed necessary or desirable by the Board. Any number of offices may be held by the same person. In its discretion, the Board may choose not to fill any office for any period as it may deem advisable.

(b) Each Officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

(c) Any Officer or agent elected by the Board may be removed by the Board whenever in its judgment the best interests of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

(d) Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board for the unexpired portion of the term by the Board then in office.

(e) Compensation of all Officers shall be fixed by the Board, and no Officer shall be prevented from receiving such compensation by virtue of his or her also being a Manager.

(f) The president shall be the senior-most executive officer of the Company and shall have the powers and perform the duties incident to that position. Subject to the powers and direction of the Board, he or she shall be in the general and active charge of the entire business and affairs of the Company, and shall be its chief policy making officer. He or she shall preside at all meetings of the Board and Members and shall have such other powers and perform such other duties as may be prescribed by the Board or provided in this Agreement.

(g) The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the Board, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the Board, the president or this Agreement may, from time to time, prescribe.

(h) The secretary shall attend all meetings of the Board, all meetings of the committees thereof and all meetings of the Members and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the president’s supervision, the secretary shall give, or cause to be given, all notices of Board or Board committee meetings and shall have such powers and perform such duties as the Board, the president or this Agreement may, from time to time, prescribe. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board, the chief executive officer, the president, or secretary may, from time to time, prescribe.

(i) The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company: shall deposit all monies and other valuable effects in the name and to the credit of the Company as may be ordered by the Board; shall cause the funds of the Company to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the president and the Board, at its regular meeting or when the Board so requires, an account of the Company; shall have such powers and perform such duties as the Board, the president or these by-laws may, from time to time, prescribe. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the Board, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the Board, the president or treasurer may, from time to time, prescribe.

(j) Officers, assistant officers and agents, if any, other than those whose duties are provided for in these by-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the Board.

(k) In the case of the absence or disability of any Officer of the Company and of any person hereby authorized to act in such Officer’s place during such Officer’s absence or disability, the Board may by resolution delegate the powers and duties of such Officer to any other Officer or to any director, or to any other person whom it may select.

(l) The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

6.8 Purchase of Units. The Board may cause the Company to purchase or otherwise acquire Units, Unit Equivalents or other Economic Interests or may purchase or otherwise acquire Units, Unit Equivalents or other Economic Interests on behalf of the Company. As long as such Units, Unit Equivalents or other Economic Interests are owned by or on behalf of the Company, such securities will not be considered outstanding for any purpose.

ARTICLE VII.

EXCULPATION AND INDEMNIFICATION

7.1 Performance of Duties; No Liability of Member and Officers. No Member or Manager shall have any duty to the Company or any Member of the Company except as expressly set forth herein or in other written agreements. No Member, Manager or Officer of the Company shall be liable to the Company or to any Member for any loss or damage sustained by the Company or to any Member, unless the loss or damage shall have been the result of gross negligence, fraud or intentional misconduct by the Member, Manager or Officer in question or, in the case of an Officer, breach of such Person’s duties pursuant to Section 6.7(1). In performing such Person’s duties, each such Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other Persons or groups: one or more Officers or employees of the Company, any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company, the Board or any committee of the Board; or any other Person who has been selected with reasonable care by or on behalf of the Company, the Board or any committee of the Board in each case as to matters which such relying Person reasonably believes to be within such other Person’s competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18- 406 of the Act No Member, Manager or Officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member or Officer of the Company or any combination of the foregoing.

7.2 Transactions Between the Company and the Members. Notwithstanding that it may constitute a conflict of interest, the Members, the Managers or their Affiliates may engage in any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service or the establishment of any salary, other compensation or other terms of employment) with the Company so long as such transaction is approved by all of the Members.

7.3 Right to Indemnification. Subject to the limitations and conditions as provided in this Article VII, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member, a Manager or Officer shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment)

against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (each a “Loss”), unless such Loss shall have been the result of gross negligence, fraud or intentional misconduct by such Person, in which case such indemnification shall not cover such Loss to the extent resulting from such gross negligence, fraud or intentional misconduct Indemnification under this Article VII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article VII shall be deemed contract rights, and no amendment, modification or repeal of this Article VII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal.

7.4 Advance Payment. The right to indemnification conferred in this Article VII shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person (other than an officer of the Company or any of its subsidiaries thereof in respect of claims by the Company or any of its subsidiaries thereof against such officer in such officer’s capacity as such) entitled to be indemnified under Section 7.3 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he has met the standard of conduct necessary for indemnification under Article VII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VII or otherwise.

7.5 Indemnification of Employees and Agents. The Company, at the direction of the Board, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Sections 7.3 and 7.4.

7.6 Appearance as a Witness. Notwithstanding any other provision of this Article VII, the Company may pay or reimburse reasonable out-of-pocket expenses incurred by an Officer, employee or agent in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

7.7 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right that a Member, Manager, Officer or other Person indemnified pursuant to this Article VII may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.

7.8 Insurance. The Company may obtain and maintain, at its expense, insurance to protect the Managers from any expense, liability or loss arising out of or in connection with such Persons’ status and actions as a Manager in such amounts as are reasonably acceptable to a Majority in Interest. In addition, the Company may, but is not obligated to, purchase and maintain insurance, at its expense, to protect itself and any other Member, Officer or agent of the Company who is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of a foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VII.

7.9 Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article VII as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any such Proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VIII.

TAXES

8.1 Tax Returns. The Company shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, and shall make any elections the Board may deem appropriate and in the best interests of the Members. Each Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed. The Company shall furnish all pertinent information to the Members that is necessary to determine amounts includible on their tax returns with respect to the Company (including Schedule K-1) not later than 75 days after the end of the Taxable Year.

8.2 Tax Matters Partner. The Board shall have the power and authority to appoint a “tax matter partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Partner”) who shall also be the “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Partner is authorized to represent the Company before the Internal Revenue Service and any other governmental agency with jurisdiction, and to sign such consents and to enter into settlements and other agreements with such agencies as the Board deems necessary or advisable.

ARTICLE IX.

BOOKS, REPORTS AND COMPANY FUNDS

9.1 Maintenance of Books. The Company shall keep books and records of accounts in accordance with United States generally accepted accounting principles and shall keep minutes of the proceedings of its Members and each committee. The Fiscal Year shall be the accounting year of the Company for financial reporting purposes.

9.2 Company Funds. The Company may not commingle the Company’s funds with the funds of any Member or the funds of any Affiliate of any Member.

ARTICLE X.

TRANSFERS AND OTHER EVENTS

10.1 Assignment by Members. Notwithstanding the foregoing, any Member may assign, pledge, or otherwise Transfer (as defined below) all or any part of such Member’s Membership Interest to Fleet Capital Corporation, as Agent, pursuant to that certain Consent and Amendment No. 1 to Second Amended and Restated Loan and Security Agreement dated November 30,1998, by and between Pretium Packaging, L.L.C., Robb Container Corporation (“Borrowers”) and Fleet Capital Corporation (“Fleet”), individually and as Agent for itself and the lenders (“Lenders”), as the same may, from time to time, be amended. No Member may directly or indirectly (including by means of a change of ownership or change of control of such Member or any Person directly or indirectly controlling such Member) sell, assign, transfer, exchange, mortgage, pledge, grant a security interest in, or otherwise dispose of or encumber (including by operation of law) all or any part of such Member’s Membership Interest (including any Unit, Unit Equivalents or other Economic Interest) (each such event, a “Transfer”), with the prior written approval of all other Members, and no such assignment shall relieve the assignor of its obligations hereunder unless such assignee is admitted as a substitute Member pursuant to Section 10.3.

10.2 Void Assignment. Any Transfer by any Member in contravention of this Agreement shall be void and ineffectual and shall not bind or be recognized by the Company or any other party. In the event of any Transfer in contravention of this Agreement, the purported transferee shall have no right to any profits, losses or distributions of the Company or any other rights of a Member.

10.3 Assignments Generally; Substituted Member.

(a) Permitted Transfers. Without limiting the generality of Section 10.1, a Transfer shall be valid hereunder only if:

(i) The transferring Member (the “Assignor”) and the recipient (the “Assignee”) each execute and deliver to the Company such documents and instruments of conveyance as may be reasonably requested by the Board to effect such Transfer and to confirm the agreement of the Assignee to be bound by the provisions of this Agreement

(ii) The Assignor and Assignee shall provide to the Board the Assignee’s taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any interest Transferred until the Board has received such information.

(iii) If requested by the Board, the Assignor shall furnish to the Company (unless waived by the Board) an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to the Board, that (A) the Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940, as amended, and (B) either the interest Transferred has been registered under the Securities Act and any applicable state securities laws or the Transfer is exempt from all applicable registration requirements and will not violate any applicable laws regulating the Transfer of securities.

(iv) In all cases, the Company shall be reimbursed by the Assignor and/or Assignee for all costs and expenses that the Company reasonably incurs in connection with the Transfer.

(b) Rights and Obligations of Assignees and Assignors.

(i) A Transfer by a Member or other person shall not itself dissolve the Company or entitle the Assignee to become a Member or exercise any rights of a Member.

(ii) A Transfer by a Member shall eliminate the Member’s power and right to vote (in proportion to the extent of the interest Transferred) on any matter submitted to the Members, and, for voting purposes, such interest shall not be counted as outstanding in proportion to the extent of the interest Transferred. A Transfer shall not otherwise eliminate the Member’s entitlement to any rights associated with the Member’s interest, including, without limitation, rights to information, and shall not cause the Member to be released from any liability to the Company solely as a result of the Transfer.

(iii) An Assignee that is not admitted as a Member pursuant to Section 10.3 (c) shall be entitled only to the Economic Interest with respect to the interest held thereby and shall have no other rights to any information or accounting of the affairs of the Company or to inspect the books or records of the Company) with respect to the interest Transferred. The Assignee shall nevertheless be subject to all of the obligations applicable to a holder of Units under this Article X. If the Assignee becomes a Member, the voting and other rights associated with the interest held by the Assignee shall be restored and be held by the Member along with all other rights with respect to the interest Transferred. The Assignee shall have no liability as a Member solely as a result of the Transfer.

(c) Admission of Assignee as Member. Subject to the other provisions of this Article X, an Assignee may be admitted to the Company as a Member only upon (x) the prior written consent of the Board (which consent may be given or withheld at the Board's sole discretion) and (y) satisfaction of all of the following conditions, upon which consent and satisfaction the Assignee shall have, to the extent assigned, the rights and powers, and be subject to the restrictions and liabilities, of a Member under the Act and this Agreement, shall be liable for any obligations of the Assignor to make future capital contributions but shall not be obligated for other liabilities reasonably unknown to the Assignee at the time the Assignee becomes a Member:

(i) The Assignee becomes a party to this Agreement as a Member by executing a counterpart signature page to this Agreement and executing such documents and instruments as the Board may reasonably request as necessary or appropriate to confirm such Assignee as a Member in the Company and such Assignee’s agreement to be bound by the terms and conditions of this Agreement;

(ii) The Assignee pays or reimburses the Company for all reasonable legal, filing and publication costs that the Company incurs in connection with the admission of the Assignee as a Member; and

(iii) If the Assignee is not a natural person of legal majority, the Assignee provides the Company with evidence reasonably satisfactory to the Board of the authority of the Assignee to become a Member and to be bound by the terms and conditions of this Agreement.

(d) Effect of Admission of Member on Assignor and Company. Notwithstanding the admission of an Assignee as a Member, the Assignor shall not be released from any obligations to the Company existing as of the date of the transfer (other than obligations of the Assignor to make future capital contributions), but such admission shall cause an Assignor that is a Member to cease to be a Member with respect to the interest Transferred when the Assignee becomes a Member. In any such case, the admission of the Assignee as a Member shall constitute the requisite consent of the Members to continue the business of the Company notwithstanding that such admission will cause the termination of the membership of the Assignor with respect to the interest Transferred.

(e) Distributions and Allocations Regarding Transferred Membership Interests. Upon any Transfer during any Fiscal Year of the Company made in compliance with the provisions of this Article X, profits, losses, each item thereof and all other items attributable to such interest for such Fiscal Year shall be divided and allocated between the Assignor and the Assignee by taking into account their varying interests during such Fiscal Year, using any conventions permitted by law and selected by the Board. All distributions on or before the date of such Transfer shall be made to the Assignor and all distributions thereafter shall be made to the Assignee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Company is given notice of a Transfer at least 10 business days prior to the Transfer, the Company shall recognize such Transfer as the date of such Transfer, and provided, further, that, if the Company does not receive a notice stating the date such interest was Transferred and such other information as the Board may reasonably require within 30 days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Member that, according to the books and records of the Company, was the owner of the interest on the last day of the Fiscal Year during which the Transfer occurs. Neither the Company nor the Board shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.4(e), whether or not the Company or the Manager has knowledge of any Transfer of any interest.

10.4 Legend. In the event that certificates representing Membership Interests are issued (“Certificated Interests”), such certificates will bear the following legend:

“THE INTEREST REPRESENTED BY THIS CERTIFICATE WAS ORIGINALLY ISSUED AS OF                 ,         , HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED, GOVERNING THE ISSUER (THE “COMPANY”). BY AND AMONG CERTAIN INVESTORS. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

10.5 Effective Date. Any Transfer and any related admission of a Person as a Member in compliance with this Article X shall be deemed effective on such date that the transferee or successor in interest complies with the requirements of this Agreement.

10.6 Effect of Incapacity. Except as otherwise provided herein, the incapacity of a Member shall not dissolve or terminate the Company. In the event of such Incapacity, the executor, administrator, guardian, trustee or other personal representative of the Incapacitated Member shall be deemed to be the assignee of such Member’s Economic Interest and may, subject to the terms and conditions set forth in Section 10.3, become a substituted Member.

10.7 Change in Business Form. The Board, by the affirmative vote of a majority thereof may convert the Company into a corporation (by merger or otherwise) or another form of business entity at any time, in which event, at the Board’s option, either (i) the terms and conditions contained herein shall be, as closely as possible, adopted by the new entity or (ii) solely in connection with and conditioned upon the consummation of an IPO, all Units will be converted into shares of common stock having a value (based on the Fair Market Value of the Company as a going concern (the “FMV”)) equal to the value of the Units so converted based on the amount each such Unit would receive if the assets and liabilities of the Company were sold for FMV and the proceeds distributed in accordance with the liquidation provisions of the Agreement At the request of the Board, all Members shall execute and deliver any agreement, instrument or other document reasonably required to consummate such conversion.

10.8 No Appraisal Rights. No Holder shall be entitled to any appraisal rights with respect to such Holders Units, whether individually or as part of any class or group of Holders, in the event of a merger, consolidation, sale of the Company or other transaction involving the Company or its securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

ARTICLE XI.

DISSOLUTION, LIQUIDATION AND TERMINATION

11.1 Dissolution. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(a) the unanimous vote of the Members;

(b) a resolution by the Board to dissolve the Company; and

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

The death, retirement, resignation, expulsion, incapacity, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

11.2 Liquidation and Termination. On dissolution of the Company, the Board or such other or additional Member or Members as designated by the Board shall act as liquidator(s). The liquidator(s) shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators) shall continue to operate the Company properties with all of the power and authority of Board and Members, subject to the power of the Board to remove and replace such liquidators). The steps to be accomplished by the liquidators) are as follows:

(a) As promptly as possible after dissolution and again after final liquidation, the liquidator(s) shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(b) The liquidator(s) shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine).

(c) All remaining assets of the Company shall be distributed to the Members by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

The liquidator(s) shall cause only cash, evidences of indebtedness and other securities to be distributed in any liquidation. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 11.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

11.3 Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated, and shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.1 and take such other actions as may be necessary to terminate the Company.

ARTICLE XII.

GENERAL/MISCELLANEOUS PROVISIONS

12.1 Offset. Whenever the Company is to pay any sum to any Member, any amounts that such Member owes to the Company may be deducted from that sum before payment.

12.2 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective upon receipt against the Person who receives it. All notices, requests and consents to be sent to a Member must be sent to or made at the address (or facsimile number) given for that Member on Schedule A or such other address (or facsimile number) as that Member may specify by notice to the other Members. Any notice, request or consent to the Company or the Board must be given to the Board or, if appointed, the secretary of the Company at the Company’s chief executive offices. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof; signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

12.3 Entire Agreement. This Agreement and other written agreements among the Members of even date herewith constitute the entire agreement among the Members relating to the Company and supersedes all prior contracts or agreements with respect to fee Company, whether oral or written.

12.4 Effect of Waiver or Consent. A waiver or consent express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder or with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder or with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default hereunder or with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

12.5 Amendment or Modification. This Agreement and any provision hereof may be amended or modified from time to time only by a written instrument adopted by the Board; provided, however, that (a) except as otherwise expressly provided herein, an amendment or modification (i) reducing a Member’s Units or other interest in distributions in a manner which is disproportionately adverse to such Member relative to the rights of other Members in respect of Membership Interests, (ii) increasing a Member’s Capital Contribution or (iii) increasing any other obligation of a Member to the Company in respect of any Membership Interest in a manner which is disproportionately adverse to such Member relative to such obligations of other Members in respect of Membership Interests of the same class or type, shall in each case be effective only with that Member’s consent and (b) an amendment or modification reducing the required interest for any consent or vote in this Agreement shall be effective only with the consent or vote of Members having the interest theretofore required Notwithstanding the preceding sentence, (x) the Board may amend and modify the provisions of this Agreement (including Article V) and Schedule A hereto to the extent necessary to reflect the issuance of interests (including new classes of interests, and including the issuance or exercise of Unit Equivalents) in the Company, the admission or substitution of any Member permitted under this Agreement.

12.6 Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns.

12.7 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

12.8 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

12.9 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to demand any distributions or withdrawal of property from the Company or to maintain any action for dissolution (except pursuant to Section 18-802 of the Act) of the Company or for partition of the property of the Company.

12.10 Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company is obligated to pay any amount to a governmental agency (or otherwise makes a payment) because of a Member’s status or otherwise specifically attributable to a Member, then such Member (the “Indemnifying Member”) shall indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments). At the option of the Board, either:

(a) promptly upon notification of an obligation to indemnify the Company, the Indemnifying Member shall make a cash payment to the Company equal to the full amount to be indemnified (provided that the amount paid shall not be treated as a Capital Contribution), or

(b) the Company shall reduce distributions that would otherwise be made to the Indemnifying Member, until the Company has recovered the amount to be indemnified (provided that the amount of such reduction shall be deemed to have been distributed for all purposes of this Agreement).

An Indemnifying Member’s obligation to make contributions to the Company under this Section 12.10 shall survive the termination, dissolution, liquidation and winding up of the Company and, for purposes of this Section 12.10, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Indemnifying Member under this Section 12.10, including instituting a lawsuit to collect such contribution with interest calculated at Prime Rate plus five percentage points per annum (but not in excess of the highest rate per annum permitted by law).

12.11 Notice to Members of Provisions. By executing this Agreement, each Member acknowledges that it has actual notice of (a) all of the provisions hereof (including, without limitation, the restrictions on the transfer set forth in Article X) and (b) all of the provisions of the Certificate.

12.12 Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if ail signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

12.13 Consent to Jurisdiction. Each Member irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the Eastern District of Missouri and the state courts of the State of Missouri, sitting in St. Louis County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Member further agrees that service of any process, summons, notice or document by U.S. certified or registered mail to such Member’s respective address set forth above shall be effective service of process in any action, suit or proceeding in Missouri with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each Member irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United Sties District Court for the Eastern District of Missouri or the state courts of the State of Missouri, sitting in St. Louis County, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

12.14 Headings. The headings used in this Agreement are for the purpose of reference only and will not otherwise affect the meaning or interpretation of any provision of this Agreement.

12.15 Remedies. The Company and the Members shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise any and all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Member may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation or threatened violation of the provisions of this Agreement.

12.16 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable taw. but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

*    *    *    *    *    *

IN WITNESS WHEREOF, the initial sole Member has executed and adopted this Agreement as of the date first set forth above.

PRETIUM PACKAGING, L.L.C.

By:
Sole Member

John J. Horgan, Jr., Vice-President/CFO
Its: Authorized Signatory